EXHIBIT 99.2

eLINEAR SOLUTIONS REGAINS COMPLIANCE WITH AMEX

HOUSTON, TEXAS--(BUSINESS WIRE)— July 19, 2006 -- eLinear, Inc. (AMEX: ELU) announced today it has received a formal notification from the American Stock Exchange indicating that the delisting procedures that were in effect due to the company’s delinquency in filing its 2005 annual report and 2006 Q1 financial statements have now been cancelled.

Quoted directly from the American Stock Exchange correspondence to eLinear; “The staff of the Listing Qualifications Department of the Amex has advised the Amex Hearings Department that the company has regained compliance with Sections 134 and 1101 of the Amex Company Guide. Consequently, the staff has recommended to the Hearings Department that the meeting to consider the company’s appeal of the delisting in connection with non-compliance with these sections of the Company Guide be cancelled, and we concur with that recommendation.”

Tommy Allen, CEO of eLinear, stated, "We are very pleased as a management team and as a company to have successfully navigated through the issues outstanding with the American Stock Exchange. Personally, as eLinear’s largest shareholder, I am thankful to have this cloud of uncertainty with the continued listing of ELU on the American Stock Exchange removed. From this point forward, now that we are able to fully focus on operations, we will get eLinear back on track."

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint (based in Dubai) and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Mirador Consulting, Inc.
Frank Benedetto, 877-MIRADOR
Fax: 561-989-0069
fb@miradorconsulting.com
or
eLinear Solutions, Houston
Phillip M. Hardy, 713-896-0500
investorrelations@elinear.com